Exhibit 10.1

July 10, 2025

Dear Amy,

I am very pleased to extend to you the following offer to join Leslie's Poolmart, Inc. (the "Company") as our Chief Merchandising & Supply Chain Officer, reporting directly to Jason McDonell, Chief Executive Officer. We look forward to having you join our company, and I am confident that you will be able to make significant contributions to support our growth at Leslie's.

Effective Date: To be mutually agreed to, but we are prepared to have you start your employment with Leslie's no later than July 20, 2025.

Base Salary: Your annual base salary will be $525,000, less normal withholdings, paid consistently with the Company's standard payroll practices.

Sign-On Bonus: You will receive a one-time sign-on bonus of $150,000, less standard withholdings and deductions, which will be paid on the first regular payroll processing date after 30 days of employment. Your sign-on bonus payment is subject to the terms and conditions of the Sign-On Bonus Agreement provided to you with this Offer Letter.

Bonus Incentive: Your incentive bonus will be based upon the annual results of the Company's financial performance for the fiscal year and is governed by the Company's bonus plan. Your target bonus payment is 65% of your annual base salary, for an annual target bonus of $341,250. This incentive bonus will be prorated from your start date. Additional details about this incentive plan can be found in the Annual Incentive Plan (“AIP”) document.

Long-Term Incentive: At Leslie's, we value the specialized knowledge and significant contributions of our top performers. To align your success with the company's, you'll have the opportunity to share in the ownership, financial success, and personal wealth generation of being a Leslie's shareholder.

Subject to approval by the Compensation Committee of the Leslie's, Inc. Board of Directors (the “Compensation Committee”), you will be eligible for annual equity grants under the Leslie's, Inc. 2020 Omnibus Incentive Plan. The annual grants consist of 50% time based RSUs and 50% Performance Stock Units (“PSUs”), and are typically approved in December of each year. RSU and PSU terms and conditions will be determined by the Compensation Committee in its sole discretion.

Subject to the approval of the Compensation Committee, you will be eligible for an initial grant of 205,685 shares valued at $154,264 consisting of RSUs that will be prorated based on your hire date. Additionally, subject to the approval of the Compensation Committee, you will receive a one-time sign-on RSU equity grant of

100,000 shares valued at $75,000. These grants will be brought before the Compensation Committee in August 2025 for approval.

Benefits Program: You will be eligible to participate in Leslie's standard fringe benefits program, subject to and on a basis consistent with the terms and conditions of any such plans. Such benefits include health & welfare insurance, company-paid basic life and disability insurance, our executive physical program, our 401(k) retirement savings plan, four (4) weeks of vacation, and certain paid holidays, among other perks. Health insurance eligibility will begin immediately after your employment start date, while eligibility for other fringe benefits may be subject to additional qualifying criteria. You will receive more detailed information about our benefits program from Leslie’s Human Resources.

Executive Severance Program: You will be eligible to participate in the Leslie’s Executive Severance Pay Program, with terms and conditions outlined in the Executive Severance Pay Program agreement provided to you.

Terms & Conditions: Once you complete the required disclosures and authorization documents, a background check will be performed. This offer of employment is contingent on the satisfactory completion of the pre-hire screening process, including your timely participation and cooperation in all steps necessary to complete the background check and our approval of the results.

As we must include in all offers of employment, we mention that your employment is at-will, and therefore, your employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at your option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout your employment with the Company. This letter does not represent an employment contract, rather an offer of employment and description of benefits.

We would be extremely pleased to have you join the Leslie's team, as we sincerely believe that you will find succeeding with the team to be very gratifying and personally rewarding. We have a great deal of confidence in you, and I recognize your ability to add significant value to our business.

If there is anything that I can do to help you with this important decision, please let me know.

Sincerely yours,

Jason McDonell

Chief Executive Officer

Accepted by Amy College:

/s/ Amy College 07/11/2025

Amy College Date

/s/ Jason McDonell 07/10/2025

Jason McDonell Date